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Draft 11-15-99

Amendment dated as of November 15, 1999 to
Indenture dated as of November 15, 1998
by and between
United HealthCare Corporation and
The Bank of New York, as Trustee

    WHEREAS, United HealthCare Corporation, a Minnesota corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Trustee"), previously entered into that Indenture dated as of November 15, 1998 (the "Indenture"), providing for the issuance of the Company's senior debt securities in one or more series; and

    WHEREAS, Section 1001(ix) of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of any Holders in order to cure any defect in the Indenture, provided that such action does not adversely affect the interests of the Holders of any Securities of any Series in any material respect; and

    WHEREAS, the Company and the Trustee are entering into this Amendment pursuant to the foregoing Section 1001(ix).

    NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

    1.  Defined Terms. Capitalized terms which are used in this Amendment and which are not otherwise defined in this Amendment have the meanings assigned to them in the Indenture.

    2.  Amendments to Section 702. The references contained in the first and third sentences of Section 702 of the Indenture to clauses (viii) and (ix) of Section 701 are hereby amended to become references to clauses (vi) and (vii) of Section 701.

    3.  Ratification of Indenture as Amended. The Indenture, as amended by this Amendment, is hereby ratified and confirmed as continuing in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

UNITED HEALTHCARE CORPORATION
By	/s/ ALLAN J. WEISS
Name: Allan J. Weiss Title: Vice President and Treasurer
THE BANK OF NEW YORK, as Trustee
By	/s/ STEVEN GIURLANDO
Its	Vice President

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Amendment dated as of November 15, 1999 to Indenture dated as of November 15, 1998 by and between United HealthCare Corporation and The Bank of New York, as Trustee